Exhibit 99.1
October 16, 2006
FOR IMMEDIATE RELEASE
For more information contact:
October Strategies, Inc., 212-459-3729 or 303-471-4511
JUPITER TELECOMMUNICATIONS ANNOUNCES
SEPTEMBER 2006 SUBSCRIBER FIGURES
Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of September 30, 2006 served by J:COM’s 25 managed franchises reached 2.25 million* 1 , up 12.7% since September 30, 2005. The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for J:COM TV, J:COM NET and J:COM PHONE reached over 3.96 million* 1 overall, up 529,100 units or 15.4% from the year earlier. The bundle ratio (the average number of services received per subscribing household) rose to 1.76 from 1.72 the year earlier. Details follow in the table below:
* 1 Excluding the number of the subscribing households for Cable West Inc.
For reference, subscriber information for Cable West Inc. that became a subsidiary at the end of September 2006 is provided in a separate table because it is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.
Year-On-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units				Total
					Subscribing
	J:COM TV	J:COM NET	J:COM PHONE	RGU Total	Households
As of September 30, 2006	1,864,700	992,600	1,104,300	3,961,600	2,250,000
	Digital: 878,300
As of September 30, 2005	1,684,900	837,700	909,900	3,432,500	1,996,100
Net year-on-year increase	179,800	154,900	194,400	529,100	253,900
Net increase as percentage	10.7%	18.5%	21.4%	15.4%	12.7%

Note: The table above references subscribing household totals for companies managed by J:COM.

Results for J:COM’s consolidated subsidiaries below.
Total consolidated subsidiaries: 18 franchises; 34 systems* 2 :

Consolidated Systems
Total	Revenue Generating Units				Total
					Subscribing
	J:COM TV	J:COM NET	J:COM PHONE	RGU Total	Households
As of September 30, 2006	1,778,000	953,100	1,052,600	3,783,700	2,141,400
	Digital: 842,800
As of September 30, 2005	1,574,400	791,700	854,400	3,220,500	1,864,900
Net year-on-year increase	203,600	161,400	198,200	563,200	276,500
Net increase as percentage	12.9%	20.4%	23.2%	17.5%	14.8%

* 2 Cable Net Shimonoseki Co.,Ltd became a consolidated subsidiary in August, 2006. Total will now be 18 consolidated managed franchises. Cable Net Shimonoseki subscribers as of September 30,2006 are below: (J:COM TV=25,900 <Digital=8,200>; J:COM Net=10,600; J:COM Phone=14,500; RGU total=51,000; Total Subscribing Households=28,200).
Results for Cable West’s consolidated subscribers below.
Total consolidated subsidiaries: 6 franchises; 6 systems:

	Revenue Generating Units				Total
					Subscribing
	TV	NET	PHONE	RGU Total	Households
As of September 30, 2006	324,800	125,700	16,000	466,500	357,800
	Digital: 148 900
As of September 30, 2005	299,200	108,200	—	407,400	325,000
Net year-on-year increase	25,600	17,500	16,000	59,100	32,800
Net increase as percentage	8.6%	16.2%	—	14.5%	10.1%

About J:COM http://www.jcom.co.jp/
Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving 2.25 million* 3 subscribing households (as of September 30, 2006) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 25 managed franchises (as of September 30, 2006) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 8.17 million * 3 (as of September 30, 2006). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.
* 3 Excluding the number of the subscribing households for Cable West Inc.
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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.